SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant                     [ ]

Filed by a Party other than the Registrant  [x]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss. 240.14a-12

                                   Yahoo! Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Carl C. Icahn
                                Keith A. Meister
                                Lucian A. Bebchuk
                              Frank J. Biondi, Jr.
                                 John H. Chapple
                                   Mark Cuban
                                    Adam Dell
                                 Edward H. Meyer
                                 Brian S. Posner
                                 Robert K. Shaye
                                Icahn Partners LP
                          Icahn Partners Master Fund LP
                        Icahn Partners Master Fund II LP
                        Icahn Partners Master Fund III LP
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                Icahn Onshore LP
                                Icahn Offshore LP
                               Icahn Capital L.P.
                                   IPH GP LLC
                         Icahn Enterprises Holdings L.P.
                           Icahn Enterprises G.P. Inc.
                                  Beckton Corp.
                               Vincent J. Intrieri
                                 David Schechter
                                    Mayu Sris
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

On June 4, 2008, Carl C. Icahn issued a press release relating to Yahoo! Inc., which is filed herewith as Exhibit 1.


SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF YAHOO! INC. FOR USE AT ITS ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF YAHOO! INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMEMT ON SCHEDULE 14A THAT WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 2008.

                                                                       EXHIBIT 1


                                  Carl C. Icahn

             ICAHN SENDS OPEN LETTER TO BOARD OF DIRECTORS OF YAHOO!

Contact: Susan Gordon: (212) 702-4309

NEW YORK, NY, JUNE 4, 2008. Carl Icahn today announced that the following letter was delivered to the board of directors of Yahoo!

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF YAHOO! INC. FOR USE AT ITS ANNUAL MEETING, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF YAHOO! INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A THAT WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 2008.

                                  Carl C. Icahn
                                ICAHN CAPITAL LP
                          767 Fifth Avenue, 47th Floor
                               New York, NY 10153

                                  June 4, 2008

Roy Bostock
Chairman
Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089

Dear Mr. Bostock:

     I have long been cynical about the effectiveness of many of the boards and CEOs in this country and as a result the inability of our companies to compete. I have constantly complained about how far CEOs and boards will go in order to retain their jobs, yet even I am amazed at the length Jerry Yang and the Yahoo board have gone to in order to entrench their positions and keep shareholders from deciding if they wished to sell to Microsoft.

     According to details in a complaint that I became aware of yesterday (details Yahoo fought to keep under seal), Jerry Yang and a majority of the board went to inordinate lengths to sabotage a Microsoft bid. The complaint states: "Viewing employee retention as Microsoft's Achilles heel, Yang engineered an ingenious defense creating huge incentives for a massive employee walkout in the aftermath of a change in control. The plan gives each of Yahoo's 14,000 full-time employees the right to quit his or her job and pocket generous termination benefits at any time during the two years following a takeover, by claiming a "substantive adverse alteration" in job duties or responsibilities." The damage to Microsoft "is compounded by the fact that Yahoo's thousands of engineers, known as "Technical Yahoos!," have detailed job responsibilities and qualifications."

     Most importantly, Microsoft might never be able to trust a CEO and board who, while claiming to be negotiating in good faith, went behind their back and adopted a "plan" which not only sabotages any Microsoft acquisition but went so far as to completely disable its own ability to rescind the "plan" as long as Microsoft's offer remains pending. Until now I naively believed that self-destructive doomsday machines were fictional devices found only in James Bond movies. I never believed that anyone would actually create and activate one in real life. I guess I never knew about Yang and the Yahoo Board. In my opinion, it will be extremely difficult for Microsoft or other companies to trust, work with and negotiate with a company that would go to these lengths.

     It is insulting to shareholders that Yahoo for the last month has told us that they are quite willing to negotiate a sale of the company to Microsoft and cannot understand why Microsoft has walked away. However, the board conveniently neglected to inform shareholders about the magnitude of the plan it installed which made it practically impossible for Microsoft to stay at the bargaining table. Could this have been the problem?

     Even more deceitful are Yahoo's actions toward its own employees, for whom you claimed to have set up the "plan". Management neglected to mention to these same employees that Microsoft in its proposals had earmarked $1.5 billion of retention incentives (representing over $100,000 per employee) meant to allay any employee concerns.

     Ironically, according to the complaint, this is not the first time that Yahoo has denied shareholders the opportunity of selling to Microsoft at a large premium. According to the complaint, in January 2007 Microsoft offered to purchase Yahoo at $40 per share but the company rejected that proposal. On January 31, 2008, Steve Ballmer emailed a letter to Jerry Yang and Roy Bostock making a new proposal of $31 per share. The letter recounts Microsoft's prior efforts to acquire Yahoo and noted that Microsoft had given Yahoo time to implement business strategies designed to turn the company around. These strategies obviously didn't work. The letter went on to state: "Our proposal represents a 62% premium above the closing price of Yahoo! common stock of $19.18 on January 31, 2008." Yahoo not only turned down this proposal but sabotaged it. An article in CNET News cited in the complaint sums it up by stating, "Yahoo may indeed agree to Microsoft's [offer], but it will be over Jerry Yang's dead body".

     I and many of your shareholders believe that the only way to salvage Yahoo in the long if not short run is to merge with Microsoft. However, because of HSR considerations, to complete a merger of this magnitude will take a period of time. Even if by some stretch of the imagination the Yahoo board finally determines to do the rational thing and sell the company, I fear that, in light of Yang and the board's recent actions in response to Microsoft's overtures, it may be too late to convince Microsoft to trust Yang and the current board to run the company during that period while Microsoft sits on the sidelines with $45 billion at risk. Therefore, the best chance to bring Microsoft and Yahoo together is to replace Yang and the current Yahoo board with a board that will negotiate in good faith with Microsoft and in whom Microsoft will have trust to operate the company during the long period between signing and closing.

     You stated in a press release yesterday that, "Yahoo's board of directors including Jerry Yang has been crystal clear that it would consider any proposal by Microsoft that was in the best interests of its shareholders." However this is not crystal clear to me. You have allegedly turned down a $40 offer. You have turned down and sabotaged a $33 offer. Instead, you appear willing to negotiate an "alternative" deal that in my opinion will be worth less than $33 but will entrench the board and Jerry Yang. I understand how these actions are in the best interests of management and a board whose members each receive $40,000 per month for several days work, but it is hard for me to understand how these actions are in the "best interests of the shareholders."

     However, despite your actions to date, there is still some possibility that you can resuscitate a Microsoft offer for the company. The board can rescind the "severance plan" that is the largest impediment to a Microsoft deal. You currently can do this because Microsoft withdrew their bid 30 days ago. It is time for you to stop misleading your shareholders with respect to Microsoft. It has been reported today that when asked to talk about the Microsoft bid, Sue Decker indicated that Microsoft made an offer which Yahoo's board didn't feel was at an attractive enough price. However, one doesn't have to be a rocket scientist to realize there is a simple method to possibly achieve a higher price. Simply rescind the poison pill "severance plan", which would free up approximately $2.4 billion and possibly even more which could be added to the bid. It is also time to admit to your shareholders that the severance plan was not done for your employees (who you conveniently neglected to inform that Microsoft had earmarked $1.5 billion in retention incentives for), but rather was done simply as an entrenchment device and to impede a Microsoft bid. If you are not completely disingenuous in your protestations concerning doing "the right thing" for shareholders, you should rescind the severance plan expeditiously and determine if Microsoft is still willing to purchase our company and thereby create a true competitor for Google. I can only hope that you will finally do what is in the "best interests of the shareholders."

                                                              Sincerely yours,


                                                              CARL C. ICAHN